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                                                                     Exhibit 3.3

                           CERTIFICATE OF AMENDMENT
                                      OF
                           THE AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION
                                      OF
                                PLUG POWER INC.


     Plug Power Inc. (hereinafter called the "Company"), a corporation organized and existing under and by virtue of the Delaware General Corporation Law, does hereby certify as follows:

     The Board of Directors of the Company has approved, subject to the approval by the shareholders, an amendment to the Company's Amended and Restated Certificate of Incorporation. Pursuant to Section 242 of the Delaware General Corporation Law, the shareholders of the Company duly approved said proposed amendment at the Annual Meeting of Stockholders held on May 24, 2000.
The resolution setting forth the amendment is as follows:

RESOLVED: That the Board of Directors deems it advisable and in the best interests of the Company and its stockholders that the first paragraph of Article IV of the Company's Amended and Restated Certificate of Incorporation is hereby deleted and is replaced in its entirety by the following:


               "The total number of shares of capital stock which the Corporation shall have authority to issue is Two Hundred and Fifty Million (250,000,000) shares, of which (i) Two Hundred and Forty Five Million (245,000,000) shares shall be Common Stock, par value $.01 per share, and (ii) Five Million (5,000,000) shares shall be undesignated preferred stock, par value $.01 per share (the "Undesignated Preferred Stock")."


     IN WITNESS HEREOF, the Company has caused its corporate seal to be affixed hereto and this Certificate of Amendment to be signed by its President this 20th day of May, 2000.


                                       PLUG POWER INC.



                                          /s/ Gary Mittleman
                                       By:_________________________
                                          Gary Mittleman
                                          President and Chief Executive Officer